PRESS RELEASE
                                                                       Contact:
                                                                 Todd A. Gipple
                                               Executive Vice President and CFO
                                                                 (309) 736-3580


For Immediate Release
April 17, 2001

                            Quad City Holdings, Inc.
                       Announces Expansion to Cedar Rapids

     Quad City Holdings, Inc. (Nasdaq Small Cap: QCHI) today announced that its banking subsidiary, Quad City Bank & Trust Company, has formed a strategic alliance with four financial executives to establish a new financial institution in Cedar Rapids, Iowa. Larry Helling, Mitch McElree, and Dana Nichols (formerly of Firstar, Cedar Rapids) and John Rodriguez (formerly of Aegon) are to be the executive officers of the proposed financial institution to be named Cedar Rapids Bank & Trust. Together they have nearly 75 years of combined banking experience. Temporary headquarters have been established in the Town Center, while permanent sites are being considered.

     Initially the bank will operate as a branch of Quad City Bank & Trust. A branch application has been submitted to the Iowa Banking Department. The Cedar Rapids facility will open upon receipt of regulatory approval, which is anticipated toward the end of May.

     An application for a new bank charter is being prepared and is expected to be filed in the very near future. The company is planning to initially capitalize the bank at approximately $10 million, with plans to increase the capitalization to $15 million over time. The company expects to fund the capitalization of the new bank through the private placement of $5 million of its common stock and through additional borrowings. Upon completion of the banks initial capitalization and receipt of all regulatory approvals, the bank will operate under its own charter with local management and directors.

     Quad City Bank & Trust Company was formed in 1993 after consolidations had occurred within the Quad Cities banking community. In just over 7 years, the bank's assets have increased from $4.5 million to nearly $400 million.

     Quad City Holdings, Inc., headquartered in Moline, Illinois, is a bank holding company which serves the Quad City area via its wholly owned subsidiary, Quad City Bank and Trust Company, based in Bettendorf, Iowa. Quad City Bank and Trust Company, which commenced operations in 1994, provides full-service commercial and consumer banking, and trust and asset management services. The company also engages in merchant credit card processing through its wholly owned subsidiary, Quad City Bancard, In., based in Moline, Illinois.


     This release may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.